Exhibit 15.0

August 14, 2006

VCampus Corporation
1850 Centennial Park Drive
Reston, Virginia

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of VCampus Corporation for the periods ended June 30, 2006 and 2005, as indicated in our report dated August 14, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in the Registration Statements on Form S-3 and related prospectuses (Registration Nos. 333-133664, 333-125014, 333-115316, 333-108380, 333-91548, 333-64732 and 333-60076) and on Form S-8 (Registration Nos. 333-134524, 333-125823, 333-116276, 333-91544, 333-64166, 333-90489, and 333-42803).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

REZNICK GROUP, PC

/s/    Reznick Group, PC
Vienna, Virginia